Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-210872

PRICING TERM SHEET

Dated May 16, 2016

CVS HEALTH CORPORATION

Issuer:	CVS Health Corporation (“CVS Health”)

Description of Securities:	$1,750,000,000 2.125% Senior Notes due 2021 (“2021 Notes”) $1,750,000,000 2.875% Senior Notes due 2026 (“2026 Notes” and collectively, the “Notes”)

Settlement Date:	May 25, 2016 (T+7)[1]

Maturity Date:	June 1, 2021 for the 2021 Notes June 1, 2026 for the 2026 Notes

Issue Price:	99.721% of principal amount for the 2021 Notes 99.139% of principal amount for the 2026 Notes

Coupon:	2.125% for the 2021 Notes 2.875% for the 2026 Notes

Benchmark Treasury:	2021 Notes: 1.375% UST due April 30, 2021 2026 Notes: 1.625% UST due May 15, 2026

Benchmark Treasury Price & Yield:	2021 Notes: 100-17;1.264% 2026 Notes: 98-26;1.755%

Spread to Benchmark Treasury:	2021 Notes: +92 basis points (0.92%) 2026 Notes: +122 basis points (1.22%)

Yield to Maturity:	2021 Notes: 2.184% 2026 Notes: 2.975%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2016.

Optional Redemption Provisions:

2021 Notes: Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points. On or thereafter redeemable at 100%.

2026 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or thereafter redeemable at 100%.

[1]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in seven business days (T+7), to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers:	BARCLAYS CAPITAL INC. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BNY MELLON CAPITAL MARKETS, LLC MIZUHO SECURITIES USA INC. WELLS FARGO SECURITIES, LLC

Senior Co-Managers:	GUGGENHEIM SECURITIES, LLC J.P. MORGAN SECURITIES LLC MITSUBISHI UFJ SECURITIES (USA), INC. SUNTRUST ROBINSON HUMPHREY, INC. U.S. BANCORP INVESTMENTS, INC.

Co-Managers:	FIFTH THIRD SECURITIES, INC. KEYBANC CAPITAL MARKETS INC. LOOP CAPITAL MARKETS LLC PNC CAPITAL MARKETS LLC SANTANDER INVESTMENT SECURITIES INC. SMBC NIKKO SECURITIES AMERICA, INC.

CUSIP Number:	2021 Notes: 126650 CT5 2026 Notes: 126650 CU2

Ratings*:	Baa1 / BBB+ (Moody’s / S&P)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement dated May 16, 2016.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll free 1-800-294-1322, BNY Mellon Capital Markets, LLC by calling toll-free 1-800-269-6864, Mizuho Securities USA, Inc., by calling toll-free at 1-866-271-7403, or Wells Fargo Securities, LLC by calling toll-free 1-800-645-3751.